FORESIDE FUND SERVICES, LLC
Three Canal Plaza, Suite 100
 Portland, Maine 04101

December 15, 2017

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
 Washington, DC 20549

Re:	Registration Statement on Form N-1A of Forum Funds II (File Nos. 333-188521 and 811-22842); Post-Effective Amendment No. 91

Ladies and Gentlemen:

As principal underwriter for Forum Funds II, the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-1A be accelerated to Friday, December 22, 2017.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks
Mark Fairbanks, Vice President

FORUM FUNDS II
Three Canal Plaza, Suite 600
 Portland, Maine  04101

December 15, 2017

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
 Washington, DC 20549

Re:	Registration Statement on Form N-1A of Forum Funds II (File Nos. 333-188521 and 811-22842); Post-Effective Amendment No. 91

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-1A be accelerated to Friday, December 22, 2017.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORUM FUNDS II

By:	/s/ Zachary Tackett
Zachary Tackett, Secretary